FORM, FSLR PARA32,301, Certification of termination of registration of a class of security under Sec. 12(g) or notice of suspension of duty to file reports pursuant to Sec. 13 and 15(d)-Form 15 [FORM 15]
                        Copyright 1998, CCH Incorporated
--------------------------------------------------------------------------------

[FORM 15]

  [Adopted in Release No. 34-20784 (PARA83,508, March 22, 1984, 49 F.R. 12688.]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 0-20995

         Exstar Financial Corporation
         ----------------------------

             (Exact name of registrant as specified in its charter)

         2029 Village Lane, Solvang, CA 93463-2275   (805) 688-8013
         ----------------------------------------------------------

                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Common Stock, $0.01 par value
         -----------------------------

            (Title of each class of securities covered by this Form)

         N/A
         ---

                   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

                                                   Rule 12g-4(a)(1)(i)  [X]

                                                  Rule 12g-4(a)(1)(ii) [  ]

                                                  Rule 12g-4(a)(2)(i)  [  ]

                                                  Rule 12g-4(a)(2)(ii) [  ]

                                                  Rule 12h-3(b)(1)(i)  [  ]

                                                  Rule 12h-3(b)(1)(ii) [  ]

                                              quad Rule 12h-3(b)(2)(i) [  ]

                                                  Rule 12h-3(b)(2)(i)  [  ]

                                                  Rule 12h-3(b)(2)(ii) [  ]

                                                            Rule 15d-6 [ X]

Approximate number of holders of record as of the certification or notice date:

   49
   --

FORM, FSLR #32,301, Certification of termination of registration of a class of security under Sec. 12(g) or notice of suspension of duty to file reports pursuant to Sec. 13 and 15(d)--Form 15 [FORM 15]
                        Copyright 1998, CCH Incorporated
--------------------------------------------------------------------------------


         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  8/26/1998           BY:  /S/ Steven C. Shinn, President
       ---------              ------------------------------------
                                Steven C. Shinn, President



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.